SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Monday, December 13, 2004
Date of report (Date of earliest event reported)

EMS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Georgia	000-06072	58-1035424
(State or other jurisdiction of incorporation or	(Commission	(I.R.S. Employer Identification No.)
organization)	File Number)

660 Engineering Drive
Norcross, Georgia 30092
(770) 263-9200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 Financial Information

Item 2.03 Creation of a Direct Financial Obligation.

On December 13, 2004, the Registrant entered into a new agreement comprising a combined $55 million of senior secured revolving credit facilities. This new agreement replaced the previous revolving credit loans with a U.S. bank and a Canadian bank.

The new agreement matures in three years. The U.S. and Canadian revolver facilities in the aggregate are secured by substantially all tangible and intangible assets, with certain exceptions for real estate that secures existing mortgages and other permitted liens.

Covenants under the agreement include:

(1)	a maximum ratio of total funded debt to annualized historical earnings before interest, taxes, depreciation and amortization (EBITDA); this maximum ratio decreases on a specified schedule over the term of the agreement;

(2)	a minimum ratio of annualized EBITDA less capital expenditures and taxes, to specified fixed charges (mainly interest and scheduled principal repayments under all debt agreements); and

(3)	a minimum net worth.

The Registrant has the option to borrow under (1) a U.S. base rate, (2) a Canadian base rate, or (3) LIBOR plus a specified leverage-based margin.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized in the City of Norcross, State of Georgia, on December 17, 2004.

EMS TECHNOLOGIES, INC.

Date: December 17, 2004	By:	/s/ Don T. Scartz
Don T. Scartz
Executive Vice President,
Chief Financial Officer and Treasurer